Exhibit 4.10

THIRD AMENDMENT TO REVOLVING CREDIT AGREEMENT

THIS THIRD AMENDMENT TO REVOLVING CREDIT AGREEMENT ("Amendment") is dated effective as of April 28, 2006, by and among AMERICA’S CAR MART, INC., an Arkansas corporation and TEXAS CAR-MART, INC., a Texas corporation (separately and collectively, “Borrower”) and BANK OF OKLAHOMA, N.A. (“Bank”).

RECITALS

A.    Reference is made to the Revolving Credit Agreement dated as of June 23, 2005, and amended by the First Amendment to Revolving Credit Agreement, dated effective as of June 23, 2005, and executed August 19, 2005, and the Second Amendment to Revolving Credit Agreement, dated effective as of September 30, 2005 (as amended, the "ACM Credit Agreement"), by and among Borrowers and Bank, pursuant to which the Bank established a $10,000,000 Revolving Line of Credit in favor of Borrower for the purpose of refinancing existing indebtedness and for working capital needs and general business purposes.

B.    Borrower has requested that Bank establish a $10,000,000 term loan in favor of Borrower; and Bank has agreed to accommodate Borrower’s request, subject to the terms and conditions hereof. Terms used herein shall have the meanings given in the ACM Credit Agreement unless otherwise defined herein.

AGREEMENT

For valuable consideration received, the parties agree to the following.

1.    Amendments to ACM Credit Agreement. The ACM Credit Agreement is amended as follows.

1.1.    In Section 1.01 (Defined Terms), the definitions of “Borrowing Base” and “Borrowing Base Certificate” are hereby deleted in their entirety.

1.2.    In Section 1.01 (Defined Terms), the definition of “Collateral” is hereby deleted and replaced with the following:

“’Collateral’ means all property which is subject or is to be subject to the Liens granted by the Security Agreement-Borrower, the Security Agreement-Colonial, and the Mortgages.”

1.3.    In Section 1.01 (Defined Terms), the definition of “Commitment” is hereby deleted and replaced with the following:

“’Commitment’ means the Bank’s obligation to make Revolving Credit Loans to the Borrower pursuant to Section 2.01(a) hereof in the amount of $10,000,000.”

1.4.    In Section 1.01 (Defined Terms), the definition of “Loan Documents” is hereby deleted and replaced with the following:

“’Loan Documents’ means this Agreement, the Note, the Security Agreement-Borrower, the Security Agreement-Colonial, the Guaranty, and the Mortgages, and any extensions, modifications, and amendments thereto.”

1.5.    In Section 1.01 (Defined Terms), the definition of “Note” is hereby deleted and replaced with the following:

“’Note’ means, separately and collectively, the Revolving Credit Note and the Term Note.”

1.6.    New defined terms are hereby added to Section 1.01 (Defined Terms), as follows:

“’Colonial Credit Agreement’ means the Amended and Restated Agented Revolving Credit Agreement between Colonial and Bank of Arkansas, N.A., et al., dated June 23, 2005, and subsequently amended from time to time.

’Mortgages’ means, separately and collectively, the mortgage/deed of trust documents covering each of the Mortgaged Properties, in form and content as set forth on Exhibit ‘L’.

‘Mortgaged Property’ means, separately and collectively, the tracts of real property described on Exhibit ‘M’ hereto.

‘Revolving Credit Note’ means the $10,000,000 Promissory Note evidencing the Revolving Credit Loans.

‘Term Loan’ means the loan described in Section 2.01(b) hereof.

‘Term Note’ means the $10,000,000 Promissory Note evidencing the Term Loan.”

1.7.    Section 2.01 (Revolving Credit) is hereby deleted and replaced with the following:

“Section 2.01(a). Revolving Credit. The Bank agrees, on the terms and conditions hereinafter set forth, to make the Revolving Credit Loans to the Borrower from time to time during the period from the date of this Agreement up to but not including the Termination Date in an aggregate principal amount not to exceed at any time outstanding the Commitment provided, that the aggregate outstanding principal amount of advances at any time outstanding shall not exceed the amount of the Commitment. Within the limits of the Commitment, the Borrower may borrow, repay and reborrow under this Section 2.01(a). On such terms and conditions, the Revolving Credit Loans may be outstanding as Prime Loans or LIBOR Loans. Each type of Revolving Credit Loan shall be made and maintained at the Bank’s Lending Office for such type of Loan.

Section 2.01(b). Term Loan. Subject to the terms and conditions of this Agreement, the Bank agrees to loan Borrower $10,000,000, to be further evidenced by the Term Note. The purpose of the advance under the Term Note is to enable Borrower to reduce a portion of the Borrower’s/Guarantor’s existing revolving credit facilities, and one hundred percent (100%) of the proceeds of the Term Loan shall be used to reduce said facilities.”

1.8.    Section 2.03 (Interest) is amended to reflect that a new subsection (3) is hereby added at the end of said section, as follows:

“(3) For the Term Loan, as set forth in the Term Note.”

1.9.    Section 2.06 (Note) is hereby deleted and replaced with the following:

“Section 2.06. Note. The Revolving Credit Loan made by the Bank under this Agreement shall be evidenced by, and repaid with interest in accordance with, the Revolving Credit Note, in form and content as set forth on Exhibit “D” hereto, duly completed, and payable to the Bank for the account of its applicable Lending Office, such Revolving Credit Note to represent the obligation of the Borrower to repay the Revolving Credit Loan. The Bank is hereby authorized by the Borrower to endorse on the schedule attached to the Revolving Credit Note held by it the amount and type of each Revolving Credit Loan and each renewal, conversion, and payment of principal amount received by the Bank for the account of its applicable Lending Office on account of its Revolving Credit Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Revolving Credit Loans made by the Bank; provided, however, that the failure to make such notation with respect to any Revolving Credit Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Revolving Credit Note held by the Bank.

The aggregate principal balance and all accrued interest of all Revolving Credit Loans shall be repaid on the Termination Date.

The Term Loan made by the Bank under this Agreement shall be evidenced by and repaid with interest in accordance with the Term Note, in form and content as set forth on Exhibit “N” hereto, duly completed and payable to the Bank for the account of its applicable Lending Office, such Term Note to represent the obligation of the Borrower to repay the Term Loan.”

1.10.    Section 2.08 (Use of Proceeds) is hereby deleted and replaced with the following:

“Section 2.8. Use of Proceeds. The proceeds of the Revolving Credit Loan hereunder shall be used by the Borrower to finance working capital requirements and repay certain existing indebtedness. The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Persons for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

The proceeds of the Term Loan hereunder shall be used as set forth in Section 2.01(b) hereof.”

1.11.    Section 2.14 (Termination Fee) is hereby deleted and replaced with the following:

“Section 2.14. Termination Fee. The Borrower may terminate Bank’s Revolving Credit Commitment under this Agreement at any time upon not less than ten (10) Business Day’s notice to Bank of such intention, provided, that all monetary obligations (e.g. payment of Note) and any indemnification shall continue; and provided further that Borrower agrees to pay to the Bank a termination fee in an aggregate amount equal to $10,000 in the event the Revolving Credit Commitment is terminated for any reason prior to nine (9) months from the execution date hereof; provided, that no termination fee shall be payable for any prepayment if the Borrower is required to make any payments under Sections 2.11 and/or 2.12.”

1.12.    Section 7.03 (Minimum Tangible Net Worth) is hereby deleted and replaced with the following:

“Section 7.03. Minimum Tangible Net Worth. Borrower shall maintain at all times a minimum Adjusted Tangible Net Worth as of the last day of each fiscal quarter equal to or greater than the sum of (i) the greater of (A) eighty-five percent (85%) of the Adjusted Tangible Net Worth as of July 31, 2005 and (B) $5,000,000, plus (ii) seventy-five percent (75%) of positive quarterly Net Income and (iii) one hundred percent (100%) of any subsequent equity issuances less Distributions permitted under Section 6.06 hereof.”

2.    Conditions Precedent. The obligations of the Bank to perform under the ACM Credit Agreement, as amended hereby, are subject to the satisfaction of the following.

2.1.    Borrower shall execute and deliver this Amendment, and all schedules hereto.

2.2.    Borrower shall execute and deliver the Term Note, in form and content as set forth on Schedule “2.2” hereto.

2.3.    Borrower shall execute and deliver the Mortgages, in form and content as set forth on Schedule “2.3” hereto.

2.4.    Borrower shall deliver title searches on each of the Mortgaged Properties, in a form acceptable to Bank, which searches must evidence no conflicting security interests on any of the Mortgaged Properties.

2.5.    Borrower shall pay to Bank a closing fee in the amount of $2,500.00.

2.6.    Borrower shall execute and deliver any other instruments, documents and/or agreements reasonably required by Bank in connection herewith.

2.7.    No Default or Event of Default exists or will result from the execution and delivery of this Amendment.

3.    Recording of Mortgages. Each of the Mortgages shall be recorded in the land records of the appropriate county and state within ninety (90) days of the date of this Amendment. Failure to comply with this Section 3, other than a failure resulting from an act or failure to act by Bank or its representative, shall be a Default under the ACM Credit Agreement.

4.    Substitution of Mortgaged Property. Bank agrees that Borrowers shall have the option to substitute portions of the Mortgaged Property in the event a property is closed or relocated, provided that the property to be added as collateral shall have a value equal to or greater than the property being released. In the event Borrower requests the release of one of the Mortgaged Properties but has no available substitute property, a release of such Mortgaged Property will be granted provided the value (defined at original purchase price) of the remaining properties equals not less than ninety percent (90%) of the outstanding principal balance on the Term Loan.

5.    Representations and Warranties. Each of the Borrower and the Guarantors, respectively, hereby ratify and confirm all representations and warranties set forth in Article IV of the ACM Credit Agreement, Section 8 of the Security Agreement, and Sections 24 through 29 of the Guaranty Agreement other than any representation or warranty that relates to a specific prior date and except to the extent that the Bank has been notified in writing by the Borrower that any representation or warranty is not correct and the Bank has explicitly waived in writing compliance with such representation or warranty.

6.    Ratification. Borrower hereby ratifies and confirms the ACM Credit Agreement, and all instruments, documents, and agreements executed by and in connection therewith.

7.    Ratification and Amendment of Security Agreements. Each Borrower and Colonial hereby (i) ratifies and confirms its respective Security Agreement, and (ii) acknowledges and agrees that its said Security Agreement is hereby amended to evidence that the “Obligations” secured thereby shall include the $10,000,000 Revolving Credit Note and the $10,000,000 Term Note.

8.    Ratification and Amendment of Guaranties. ACM-Texas and Colonial each hereby (i) ratifies and confirms its respective Guaranty, (ii) acknowledges and agrees that its said Guaranty is hereby amended to evidence that the aggregate amount of the Loan and Note, as defined therein, shall now be $20,000,000, and that such amount shall include the $10,000,000 Term Loan and $10,000,000 Term Note, and (iii) acknowledges and agrees that its respective Guaranty fully guarantees the $10,000,000 Term Note, and the $10,000,000 Revolving Credit Note.

9.    Ratification and Amendment of Subordination Agreements. ACM-Texas and Colonial each hereby (i) ratifies and confirms its respective Subordination Agreement, (ii) acknowledges and agrees that its respective Subordination Agreement is hereby amended to evidence that the aggregate amount of the Loan and Note, as defined therein, shall now be $20,000,000, (iii) acknowledges and agrees that the Superior Obligations and Superior Liens, as defined in its respective Subordination Agreement, shall now include the $10,000,000 Term Note and the $10,000,000 Revolving Credit Note, and (iv) acknowledges and agrees that its respective Subordinate Obligations and Subordinate Liens are subordinate to the $10,000,000 Term Note and $10,000,000 Revolving Credit Note.

10.        Paying Agent. Bank and Borrower hereby acknowledge and agree that Bank of Arkansas, N.A., shall be designated as paying agent for Bank. All payments which are to be made to Bank under the terms of the ACM Credit Agreement and other Loan Documents shall be made to Bank of Arkansas, N.A. as paying agent.

11.        Governing Law. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

12.        Multiple Counterparts. This Amendment may be executed in any number of counterparts, and by different parties to this Amendment in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

13.        Costs, Expenses and Fees. Borrower agrees to pay all costs; expenses and fees incurred by Banks in connection herewith, including without limitation the reasonable attorney fees of Riggs, Abney, Neal, Turpen, Orbison and Lewis.

“BORROWER” AMERICA’S CAR MART, INC., an Arkansas corporation By /s/ Jeff Williams Jeff Williams, Vice President

TEXAS CAR-MART, INC., a Texas corporation

By /s/ Jeff Williams
      Jeff Williams, Vice President

"GUARANTOR" and “SUBORDINATING PARTY”

AMERICA’S CAR-MART, INC., a Texas corporation, formerly known as Crown Group, Inc.

By Jeff Williams
       Jeff Williams, Vice President

COLONIAL AUTO FINANCE, INC.,
an Arkansas corporation

By /s/ T. J. Falgout, III
       Tilman J. Falgout, III, President

“BANK”

BANK OF OKLAHOMA, N.A.

By /s/ Jeffrey R. Dunn
       Jeffrey R. Dunn, Vice President

Schedule “1.6”

[Exhibit “M” to the ACM Credit Agreement]

(Mortgaged Property)

Schedule “2.2”

[Exhibit “N” to the ACM Credit Agreement]

(Term Note)

Schedule “2.3”

[Exhibit “L” to the ACM Credit Agreement]

(Mortgages)